EXHIBIT 15.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Big 5 Sporting Goods Corporation:
We have reviewed the condensed consolidated balance sheet of Big 5 Sporting Goods Corporation and subsidiaries (the Company) as of October 1, 2006, the related condensed consolidated statements of operations for the thirteen weeks and thirty-nine weeks ended October 1, 2006 and October 2, 2005, and the related condensed consolidated statements of cash flows for the thirty-nine weeks ended October 1, 2006 and October 2, 2005. These condensed consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Big 5 Sporting Goods Corporation and subsidiaries as of January 1, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year then ended (not presented herein); and in our report dated March 16, 2006, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 1, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
/s/ KPMG LLP
Los Angeles, California
November 3, 2006